Exhibit (n)

18f-3 Plan

VALUE LINE FUNDS

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

This Multiple Class Plan (this “Plan”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”), sets forth the method for allocating fees and expenses among each class of shares of the Value Line Funds (the “Funds”) that are from time to time set forth on Appendix A hereto. In addition, this Plan sets forth the distribution fees, administration fees, minimum investments, maximum initial sales charges (if any), contingent deferred sales charges (“CDSCs”) (if any), conversion features, exchange privileges and other features applicable to each class of shares of the Funds.

Each Fund is an open-end investment company registered under the Act (or a series thereof), the shares of which are registered on Form N-lA under the Securities Act of 1933, as amended. Each Fund from time to time set forth on Appendix A hereto hereby elects to offer multiple classes of shares pursuant to the provisions of Rule 18f-3 and this Plan. Appendix A, as it may be amended from time to time, lists the Funds that have approved this Plan and the classes of each such Fund. Each such Fund that has authorized the issuance of, or contemplates issuing, multiple classes of shares is referred to as a “Multi-Class Fund” hereunder.

The provisions of this Plan are:

1.	General Description of Classes. Each class of shares of a Multi-Class Fund shall represent interests in the same portfolio of investments of the Multi-Class Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) Rule 12b-1 Plans adopted with respect to the class; (ii) services and expenses as provided for in this Plan; (iii) such differences relating to sales loads (if any), purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus and statement of additional information of the Multi-Class Fund, as the same may be amended or supplemented from time to time (together, the “Prospectus”); and (v) the designation of each class of shares. There currently are two classes designated with respect to each Multi-Class Fund: Investor Class and Institutional Class. All shares of a Multi-Class Fund outstanding on the date on which this Plan is initially adopted by such Multi-Class Fund shall be designated as Investor Class shares.

a.	Investor Class shares of each Multi-Class Fund are subject to a distribution and/or service fee pursuant to a plan adopted pursuant to Rule 12b-1 under the Act at the rate of 0.25%.

b.	Institutional Class shares of each Multi-Class Fund are not subject to any distribution fees pursuant to a plan adopted pursuant to Rule 12b-1 under the Act but have a higher minimum initial investment than Investor Class shares.

2.	Expense Allocations to Each Class.

a.	Mandatory Class Expenses. Pursuant to Rule 18f-3, each Multi-Class Fund shall allocate to each class of its shares any fees and expenses incurred by the class in connection with: (i) the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-l under the Act and (ii) the provision of shareholder services.

b.	Discretionary Class Expenses. In addition to the fees described above, certain fees and expenses may be attributable to a particular class of shares of a Fund if such fees and expenses are actually incurred in a different amount by the class or relate to a different kind or degree of services provided to the class (“Class Expenses”). Class Expenses are charged directly to net assets of the class of the applicable Fund and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include:

(i)	expenses incurred in connection with a meeting of shareholders relating solely to matters affecting such class of shares;

(ii)	litigation or other legal expenses incurred with respect to matters affecting such class of shares;

(iii)	printing and postage expenses related to preparing and distributing materials, such as shareholders reports, notices, prospectuses and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

(iv)	expenses of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values or determining or paying dividends) required to support the shareholders of such class of shares;

(v)	transfer agent fees identified by the transfer agent as being attributable to such class of shares and sub-transfer agency fees identified as being attributable to such class of shares;

(vi)	independent accountants’ fees incurred with respect to such class of shares;

(vii)	Securities and Exchange Commission registration fees incurred with respect to such class of shares

(viii)	blue sky notification or other filing fees incurred with respect to such class of shares;

(ix)	fees of the Trustees[1] incurred with respect to matters affecting such class of shares; and

(x)	such other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, incurred by or attributable to a specific class.

For all purposes under this Plan, fees and expenses incurred “with respect to” a class of shares are those fees and expenses that are actually incurred in a different amount by the class or that relate to a different kind or degree of services provided to the class.

1 As used in this Plan, the phrase “Board” includes both the Boards of Trustees of those Funds organized as trusts and the Boards of Directors of those Funds organized as corporations, and the term “Trustee” includes both trustees and directors on the Funds’ Boards.

c.	Income, Gains, Losses, and Other Expenses. Income, realized gains and losses, unrealized appreciation and depreciation, and any expenses of a Multi-Class Fund not allocable to a particular class of the Multi-Class Fund pursuant to this Plan shall be allocated to each class of such Multi-Class Fund on the basis of the net asset value of that class in relation to the net asset value of that Multi-Class Fund. Notwithstanding the foregoing, the distributor, adviser or other service provider(s) of the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule and other applicable law, including the Internal Revenue Code of 1986, as amended and rules thereunder. The Trustees shall monitor any such waivers or reimbursements to ensure that they do not generate inappropriate cross-subsidization between classes.

3.	Class Designation, Voting, Exchange and Conversion. Subject to the approval by the Trustees of the applicable Multi-Class Fund, such Multi-Class Fund may alter the nomenclature for the designations of one or more of its classes of shares. On any matter submitted to shareholders of a Multi-Class Fund in which the interests of one class differ from the interests of any other class, the shareholders of each differing class shall vote separately on such matter. Only the shareholders of a class of a Multi-Class Fund to which the matter relates shall be entitled to vote on such matter. Shares of a class of a Multi-Class Fund may be exchanged for shares of the same class of another Multi-Class Fund or may be exchanged for general shares of a Fund that is not a Multi-Class Fund (a “Non-Multi-Class Fund”), in each case on the terms set forth in the relevant Prospectus(es). Shares of a Non-Multi-Class Fund may be exchanged for Institutional Class shares of a Multi-Class Fund provided that the shareholder requesting such exchange is eligible to purchase Institutional Class Shares of such Multi-Class Fund (e.g., the minimum initial investment applicable to Institutional Class is satisfied), else shares of such Non-Multi-Class Fund may be exchanged for Investor Class shares of a Multi-Class Fund, in each case on the terms set forth in the relevant Prospectus(es). A shareholder may convert its Investor Class shares into Institutional Class shares of an equivalent net asset value of the same Multi-Class Fund provided that the balance of the shareholder’s investment in the Fund satisfies, in the aggregate, any applicable minimum investment for purchasing Institutional Class shares of such Fund. Institutional Class shares may be converted into Investor Class shares of an equivalent net asset value of the same Multi-Class Fund if, as a result of redemptions or exchanges from the Fund, the balance of a shareholder’s investment in the Fund falls below any applicable minimum for purchasing Institutional Class shares of the Fund and such balance is not brought up to the applicable minimum within 30 days of notice to the shareholder. The right to aggregate holdings of multiple classes and/or Funds for purposes of satisfying purchase minimums or advance purchase commitments shall be as set forth in the relevant Funds’ Prospectus from time to time.

4.	Additional Information. This Plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares of each Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus contains additional information about each class and each Multi-Class Fund’s multiple class structure. Appendix A hereto summarizes the minimum investment amounts, as well as the amounts of distribution and service fees, initial sales charges (if any), and CDSCs (if any), applicable to a particular class of shares of the Fund.

5.	Board Review. With respect to each Multi-Class Fund, this Plan has been approved by a majority of the Trustees of such Multi-Class Fund, including a majority of the Trustees who are not interested persons of such Multi-Class Fund (as defined in the Act), on August 18, 2015. The Board of each Multi-Class Fund shall periodically review this Plan as it deems necessary. This Plan may be terminated or amended at any time with respect to a Multi-Class Fund or a class thereof by a majority of the Trustees of such Multi-Class Fund, including a majority of the Trustees who are not interested persons of such Multi-Class Fund (as defined in the Act). Prior to any material amendment(s) to this Plan with respect to any Fund or class, the Trustees of such Multi-Class Fund, including a majority of the Trustees that are not interested persons of such Multi-Class Fund, shall find that this Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of such Multi-Class Fund individually and such Multi-Class Fund as a whole. In considering whether to approve any proposed amendment(s) to this Plan, the Trustees shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to this Plan.

APPENDIX A to Multiple Class Plan Pursuant to Rule 18f-3

Multi-Class Funds:

1.	Value Line Mid Cap Focused Fund, Inc.

2.	Value Line Income and Growth Fund, Inc.

3.	Value Line Larger Companies Focused Fund, Inc.

4.	Value Line Premier Growth Fund, Inc.

5.	Worthington Value Line Equity Advantage Fund

6.	Value Line Small Cap Opportunities Fund, Inc.

7.	Value Line Asset Allocation Fund, Inc.

Class	Minimum Investment	12b-1 Plan Fee	Maximum Shareholder Servicing and Processing Plan Fee	Maximum Initial Sales Charge	Maximum CDSC	Exchange between Funds	Conversion between share classes
Investor Class	$1,000	0.25%	None	None	None	Yes	Yes

Institutional Class	$100,000	None	None	None	None	Yes	Yes